              PRICING SUPPLEMENT NO. D0006 DATED DECEMBER 9, 2004

 (TO PROSPECTUS DATED NOVEMBER 1, 2004 AND PROSPECTUS SUPPLEMENT DATED NOVEMBER
                                    1, 2004)

                   RULE 424(B)(3)        FILE NO. 333-119615

                          $10,000,000 PRINCIPAL AMOUNT

                     CITIGROUP GLOBAL MARKETS HOLDINGS INC.
                          MEDIUM-TERM NOTES, SERIES D

                0.50% NOTES EXCHANGEABLE FOR THE COMMON SHARES OF
                        TYCO INTERNATIONAL LTD. DUE 2011

- The notes bear interest at the rate of 0.50% per annum, payable on December 16 and June 16 of each year, beginning June 16, 2005.

- If not previously exchanged by you or called by us, the notes will mature on December 16, 2011. At maturity you will receive $1,000 in cash for each $1,000 principal amount of notes you then hold.

- EXCHANGE RIGHT Beginning January 16, 2005, you will have the right to exchange each $1,000 principal amount of notes you then hold for 26.7315 common shares of Tyco International Ltd.

- CALL RIGHT Beginning October 18, 2007, upon not less than 30 nor more than 60 days' notice, we may call the notes, in whole and not in part, for mandatory redemption on or after December 16, 2007. Following an exercise of our call right, you will receive for each $1,000 principal amount of notes:

  - 26.7315 common shares of Tyco International Ltd., if the closing price of that number of shares on the trading day before the notice date is greater than $1,000, or

  - a call price equal to $1,000 in cash, if the closing price of 26.7315 common shares of Tyco International Ltd. on the trading day before the notice date is less than or equal to $1,000. Your exchange right will cease to be available following any exercise of our call right for the call price.

- If you exchange your notes or if we call the notes for common shares of Tyco International Ltd., the value of the shares that you receive may not be greater than the issue price of your notes.

- The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

- We will not apply to list the notes on any exchange.

INVESTING IN THE NOTES INVOLVES A NUMBER OF RISKS. SEE "RISK FACTORS RELATING TO THE NOTES" BEGINNING ON PAGE PS-5.

THE NOTES REPRESENT OBLIGATIONS OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. ONLY AND DO NOT REPRESENT AN OBLIGATION OF OR INTEREST IN TYCO INTERNATIONAL LTD. OR ANY OF ITS AFFILIATES. TYCO INTERNATIONAL LTD. IS NOT INVOLVED IN ANY WAY IN THIS OFFERING AND HAS NOT AUTHORIZED, SPONSORED OR CONSENTED TO THE ISSUANCE OF THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus, prospectus supplement and pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
                               ------------------

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Global Markets Holdings Inc. and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

                                                                PER NOTE       TOTAL
                                                                --------    -----------
Public Offering Price                                            $1,000     $10,000,000
Agent's Commission                                               $    0     $         0
Proceeds to Citigroup Global Markets Holdings Inc.               $1,000     $10,000,000

We expect that delivery of the notes will be made against payment therefor on or about December 16, 2004. Because the notes will not settle in T+3, purchasers who wish to trade the notes on the date hereof or the next following business day will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The notes are being offered through Citigroup Global Markets Inc., as principal.

                                   CITIGROUP

                           SUMMARY INFORMATION -- Q&A

     This summary includes questions and answers that highlight selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the 0.50% notes exchangeable for the common shares of Tyco International Ltd. You should carefully read the entire prospectus, prospectus supplement and pricing supplement to fully understand the terms of the notes, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should, in particular, carefully review the section entitled "Risk Factors Relating to the Notes," which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus.

WHAT ARE THE NOTES?

     The notes are a series of unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings. The notes mature on December 16, 2011 unless they are previously exchanged by you or called by us.

     You may transfer the notes only in units of $1,000 and integral multiples of $1,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by the Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintains as a participant in DTC. You should refer to the section "Description of the Notes -- Book-Entry System" in the prospectus supplement and the section "Book-Entry Procedures and Settlement" in the prospectus.

WILL I RECEIVE INTEREST ON THE NOTES?

     The notes bear interest at the rate of 0.50% per annum. We will pay interest in cash semi-annually on each December 16 and June 16 commencing on June 16, 2005.

WHAT WILL I RECEIVE AT MATURITY OF THE NOTES?

     At maturity, unless your notes have been previously exchanged by you or called by us, you will receive $1,000 for each $1,000 principal amount of notes you then hold.

WHAT WILL I RECEIVE IF I EXERCISE MY EXCHANGE RIGHT?

     If you exercise your exchange right, you will receive a number of common shares of Tyco International equal to the exchange ratio for each $1,000 principal amount of notes you then hold. You will not receive any accrued and unpaid interest on notes you exchange under your exchange right except in the limited circumstances described in "Description of the Notes -- Exchange Right."

     The exchange ratio is 26.7315. The exchange ratio may be adjusted if a number of events occur, as described under "Description of the Notes -- Dilution Adjustments" in this pricing supplement. In order to exercise your exchange right, you will need to follow the procedures described in "Description of the Notes -- Exchange Right" in this pricing supplement.

     In lieu of any fractional share of Tyco International common shares otherwise payable in respect of any notes you exchange, you will receive an amount in cash equal to the value of such fractional share of Tyco International common shares, based on the closing price of Tyco International common shares on the date you tender your notes for exchange. The number of full shares of Tyco International, and any cash in lieu of whole or fractional shares, to be delivered at maturity to each holder will be calculated based on the aggregate number of notes held by each holder.

WHAT WILL I RECEIVE IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. CALLS THE NOTES?

     If we exercise our call right, you will receive for each $1,000 principal amount of notes:

     - a number of common shares of Tyco International equal to the exchange ratio if the closing price of that number of shares (as determined by Citigroup Global Markets Inc.) on the trading day before the date we give notice of exercise of our call right is greater than $1,000; or

     - $1,000 in cash if the closing price of a number of common shares of Tyco International equal to the exchange ratio (as determined by Citigroup Global Markets Inc.) on the trading day before the date we give notice of exercise of our call right is less than or equal to $1,000.

     You will not receive any accrued and unpaid interest on the notes if we call them for redemption in common shares of Tyco International. You will receive accrued and unpaid interest on the notes up to and including the call date if we call them for redemption in cash.

     If we call the notes for redemption in cash, your exchange right will cease to be available beginning on the date we give notice of exercise of our call right. If we call the notes for redemption in common shares of Tyco International, you will continue to be able to exercise your exchange right up to the date specified in our notice of exercise of our call right.

HOW HAVE TYCO INTERNATIONAL COMMON SHARES PERFORMED HISTORICALLY?

     We have provided a table showing the high and low sale prices for Tyco International common shares for each quarter since the first quarter of 1999. You can find this table in the section "Description of the Notes -- Historical Data on the Common Shares of Tyco International Ltd." in this pricing supplement. We have provided this historical information to help you evaluate the behavior of Tyco International common shares in recent years. However, past performance is not necessarily indicative of how Tyco International common shares will perform in the future. You should also refer to the section "Risk Factors -- You Will Have No Rights Against Tyco International Prior to Receiving Common Shares of Tyco International Upon Your Exchange or Our Call" in this pricing supplement.

WHAT ARE THE TAX CONSEQUENCES OF INVESTING IN THE NOTES?

     Because the notes will be treated by Citigroup Global Markets Holdings as contingent payment debt obligations of Citigroup Global Markets Holdings, and because by accepting a note each holder agrees to this treatment of the notes, United States holders of a note will be required to include original issue discount for United States federal income tax purposes in gross income on a constant yield basis over the term of the note, which yield will be assumed to be 4.3925% per year. This tax OID will be includible in a United States holder's gross income (as ordinary income) over the term of the note even though the amount of tax OID included in income in each year will exceed the semi-annual interest payments to be made on the note prior to maturity or our exercise of our call right or your exercise of your exchange right. The amount of the tax OID is calculated based in part on an assumed amount payable upon exchange or redemption. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payment to be made in respect of, a note or whether we will exercise our call right or you will exercise your exchange right. If the amount we actually pay upon exchange or redemption is, in fact, less than this assumed amount, or if neither Citigroup Global Markets Holdings nor a United States holder exercises, respectively, the call right or the exchange right, then a United States holder will have recognized taxable income in periods prior to exchange, redemption or maturity that exceeds that holder's economic income from holding the note during such periods (with an offsetting ordinary loss upon exchange or redemption or at maturity). If we exercise our call right, or a United States holder exercises its exchange right or otherwise disposes of the note prior to maturity, the United States holder will be required to treat any gain recognized upon the disposition of the note as ordinary income (rather than capital gain). You should refer to "Certain United States Federal Income Tax Considerations" in this pricing supplement and "United States Federal Income Tax Considerations" in the prospectus supplement.

WILL THE NOTES BE LISTED ON A STOCK EXCHANGE?

     The notes will not be listed on any exchange.

WHAT IS THE ROLE OF CITIGROUP GLOBAL MARKETS HOLDINGS' SUBSIDIARY, CITIGROUP GLOBAL MARKETS INC.?

     Our subsidiary, Citigroup Global Markets Inc., is the agent for the offering and sale of the notes. After the initial offering, Citigroup Global Markets Inc. and/or other of our broker-dealer affiliates intend to buy and sell the notes to create a secondary market for holders of the notes, and may engage in other activities described in the section "Plan of Distribution" in the accompanying prospectus supplement. However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue those activities once it has started them. Citigroup Global Markets Inc. will also act as calculation agent for the notes. Potential conflicts of interest may exist between Citigroup Global Markets Inc. and you as a holder of the notes.

CAN YOU TELL ME MORE ABOUT CITIGROUP GLOBAL MARKETS HOLDINGS?

     Citigroup Global Markets Holdings is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries. Citigroup Global Markets Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company.

     Citigroup Global Markets Holdings' ratios of earnings to fixed charges (Citigroup Global Markets Holdings has no outstanding preferred stock) since 1999 are as follows:

                                            NINE MONTHS              YEAR ENDED DECEMBER 31,
                                               ENDED          -------------------------------------
                                         SEPTEMBER 30, 2004   2003    2002    2001    2000    1999
                                         ------------------   -----   -----   -----   -----   -----
Ratio of earnings to fixed charges.....         0.27x         1.90x   1.44x   1.34x   1.32x   1.46x

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

     Yes, the notes are subject to a number of risks. Please refer to the section "Risk Factors Relating to the Notes" in this pricing supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by us with the Securities and Exchange Commission, or SEC, pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-15286), are incorporated herein by reference: (i) our Annual Report on Form 10-K for the year ended December 31, 2003, (ii) our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and (iii) our Current Reports on Form 8-K filed on January 20, 2004, January 29, 2004, January 30, 2004, March 1, 2004, March 29, 2004,
April 1, 2004, April 15, 2004, April 30, 2004, June 3, 2004, June 22, 2004, June
29, 2004, June 30, 2004, July 15, 2004, July 21, 2004, July 29, 2004, August 26,
2004, August 27, 2004, August 31, 2004, October 5, 2004, October 14, 2004,
October 20, 2004, October 22, 2004, October 28, 2004, October 29, 2004, November 2, 2004 and November 29, 2004.

     You should refer to "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the world wide web on the internet at http://www.sec.gov.

                       RISK FACTORS RELATING TO THE NOTES

     An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the market price of Tyco International common shares, and other events that are difficult to predict and beyond our control.

YOU WILL NOT PARTICIPATE IN THE APPRECIATION OF TYCO INTERNATIONAL COMMON SHARES UNLESS THEY APPRECIATE SIGNIFICANTLY FROM THEIR VALUE ON DECEMBER 9, 2004

     The notes offer you less opportunity to participate in any appreciation of Tyco International common shares than does an investment in Tyco International common shares because you will not participate in any appreciation in the price of Tyco International common shares unless you exchange or we call the notes and the price of Tyco International common shares appreciates approximately 9.705% from December 9, 2004 to the date the exchange is effected (or, if we call the notes, on the trading day before the date we give notice).

YOU WILL NOT PARTICIPATE IN APPROXIMATELY THE FIRST 9.705% OF ANY APPRECIATION OF TYCO INTERNATIONAL COMMON SHARES

     Even if the price of Tyco International common shares appreciates from December 9, 2004 and you exchange or we call the notes, you will not participate in approximately the first 9.705% of the appreciation in the price of Tyco International common shares from its price on December 9, 2004.

THE VALUE OF THE COMMON SHARES OF TYCO INTERNATIONAL YOU RECEIVE UPON OUR CALL OF THE NOTES MAY DECLINE DURING THE PERIOD FROM THE EXERCISE OF OUR CALL RIGHT TO THE DATE OF REDEMPTION

     Following any exercise of our call right that results in delivery of common shares of Tyco International (rather than payment of the call price in cash) up to and including the date on which the redemption is effected, you are subject to the risk of decline in the price of Tyco International common shares, and therefore a reduction in the value of the shares you receive upon redemption. Unlike most conventional convertible debt securities, this risk may cause you to receive shares with a value less than the principal amount of your notes in certain circumstances. Although you can limit the risk of a decline in the price of Tyco International common shares by immediately exercising your exchange right on the date we provide notice of a call, you cannot entirely eliminate this risk on the date we provide notice of a call.

THE YIELD ON THE NOTES MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

     The notes bear interest at the rate of 0.50% per annum. As a result, if the price of Tyco International common shares over the term of the notes is less than, equal to or only slightly greater than a price equal to $1,000 divided by the exchange ratio (a price that represents approximately an 9.705% appreciation in the price of Tyco International common shares from its price on December 9,
2004), you will receive an amount of shares or cash upon exchange or redemption with a value that is equal to or slightly greater than the principal amount of your notes and the effective yield on your notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Global Markets Holdings of comparable maturity.

THE HISTORICAL PERFORMANCE OF TYCO INTERNATIONAL COMMON SHARES IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF TYCO INTERNATIONAL COMMON SHARES

     The historical price of Tyco International common shares, which is included in this pricing supplement, is not an indication of the future performance of Tyco International common shares during the term of the notes. Changes in the price of Tyco International common shares will affect the trading price of the notes, but it is impossible to predict whether the price of Tyco International common shares will rise or fall.

PRIOR TO RECEIVING COMMON SHARES OF TYCO INTERNATIONAL UPON YOUR EXCHANGE OR OUR CALL, YOU WILL NOT RECEIVE ANY DIVIDENDS PAID ON TYCO INTERNATIONAL COMMON SHARES

     Your return on the notes will not reflect the return you would realize if you actually owned common shares of Tyco International and received any dividends paid on those shares because the notes do not entitle you to receive those dividends.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR NOTES PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST

     We believe that the value of the notes in the secondary market will be affected by supply and demand for the notes, the value of Tyco International common shares and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the value of the notes of a change in a specific factor, assuming all other conditions remain constant.

     Tyco International Common Share Price. We expect that the market value of the notes at any time may be affected by changes in the price of Tyco International common shares. However, changes in the price of Tyco International common shares may not always be reflected, in full or in part, in the market value of the notes. Increases in the price of Tyco International common shares of less than approximately 9.705% over the price of Tyco International common shares on December 9, 2004 may not be fully reflected in the trading price of the notes because holders of the notes would not participate in those increases upon their exchange for Tyco International common shares or our call of the notes. If you choose to sell your notes when the price of Tyco International common shares is below the price of Tyco International common shares on December 9, 2004, you may receive less than the amount you originally invested.

     The value of Tyco International common shares will be influenced by Tyco International's results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which Tyco International is a part. Citigroup Global Markets Holdings' hedging activities in Tyco International common shares, the issuance of securities similar to the notes and other trading activities by Citigroup Global Markets Holdings, its affiliates and other market participants can also affect the price of Tyco International common shares.

     Volatility of Tyco International Common Shares. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of Tyco International common shares increases, the market value of the notes may decrease.

     Call Feature. Our ability to call the notes prior to their maturity date is likely to limit their value. We believe that if we did not have the right to call the notes, their value could be significantly different.

     Economic Conditions and Earnings Performance of Tyco
International. General economic conditions and earnings results of Tyco International and real or anticipated changes in those conditions or results may affect the value of the notes.

     Dividend Yield. If the dividend yield on Tyco International increases, the value of the notes may decrease, since the value of any shares or cash you will receive upon your exchange or our call will not reflect the value of such dividend payments. Conversely, if the dividend yield on Tyco International decreases, the value of the notes may increase.

     Interest Rates. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the notes may decrease, and if U.S. interest rates decrease, the value of the notes may increase.

     Citigroup Global Markets Holdings' Hedging Activities. Hedging activities in Tyco International common shares by one or more of our affiliates will likely involve trading in Tyco International common shares or in other instruments, such as options or swaps, based upon Tyco International common shares. This hedging activity could affect the market price of Tyco International common shares and therefore the market value of the notes.

     Citigroup Global Markets Holdings' Credit Ratings, Financial Condition and Results. Actual or anticipated changes in our credit ratings, financial condition or results may affect the value of the notes.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as an increase in the value of Tyco International common shares.

     In general, assuming all relevant factors are held constant, we expect that the effect on the value of the notes of a given change in most of the factors listed above will be less if it occurs later in the term of the notes than if it occurs earlier in the term of the notes.

YOU WILL HAVE NO RIGHTS AGAINST TYCO INTERNATIONAL PRIOR TO RECEIVING SHARES OF TYCO INTERNATIONAL COMMON SHARES UPON YOUR EXCHANGE OR OUR CALL

     Prior to receiving common shares of Tyco International upon your exchange or our call, you will have no rights against Tyco International even though:

     - you will receive Tyco International common shares upon your exchange or, under some circumstances, our call; and

     - the market value of the notes is expected to depend primarily on the value of Tyco International common shares.

     Tyco International is not in any way involved in this offering and has no obligations relating to the notes or to holders of the notes. In addition, you will only have voting rights with respect to Tyco International common shares if you receive shares following your exchange or our call.

YOU MAY NOT BE ABLE TO SELL YOUR NOTES IF AN ACTIVE TRADING MARKET FOR THE NOTES DOES NOT DEVELOP

     The notes have not been and will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive.

THE VALUE OF THE TYCO INTERNATIONAL COMMON SHARES YOU RECEIVE UPON YOUR EXCHANGE OR OUR CALL MAY BE REDUCED UNDER SOME CIRCUMSTANCES IF TYCO INTERNATIONAL COMMON SHARES ARE DILUTED BECAUSE THE EXCHANGE RATIO WILL NOT BE ADJUSTED FOR ALL EVENTS THAT DILUTE TYCO INTERNATIONAL COMMON SHARES

     The exchange ratio is subject to adjustment for a number of events arising from share splits and combinations, share dividends, a number of other actions of Tyco International that modify its capital structure and a number of other transactions involving Tyco International, as well as for the liquidation, dissolution or winding up of Tyco International. You should refer to the section "Description of the Notes -- Dilution Adjustments" in this pricing supplement. The exchange ratio will not be adjusted for other events that may reduce the price of Tyco International common shares, such as offerings of common shares for cash or in connection with acquisitions. Because of the relationship of the value of any common shares of Tyco International you receive upon your exchange or our call to the then-current price of Tyco International common shares, these other events may reduce the value of those shares, or determine whether you receive shares in the event we call the notes.

CITIGROUP GLOBAL MARKETS INC., AN AFFILIATE OF CITIGROUP GLOBAL MARKETS HOLDINGS, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

     Because Citigroup Global Markets Inc., which is acting as the calculation agent for the notes, is an affiliate of ours. As a result, Citigroup Global Markets Inc.'s duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

THE MARKET VALUE OF THE NOTES AND THE VALUE OF THE COMMON SHARES OF TYCO INTERNATIONAL YOU RECEIVE UPON YOUR EXCHANGE OR OUR CALL MAY BE AFFECTED BY PURCHASES AND SALES OF TYCO INTERNATIONAL COMMON SHARES OR DERIVATIVE INSTRUMENTS RELATED TO TYCO INTERNATIONAL BY AFFILIATES OF CITIGROUP GLOBAL MARKETS HOLDINGS

     Citigroup Global Markets Holdings' affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell common shares of Tyco International or derivative instruments relating to Tyco International common shares for their own accounts in connection with their normal business practices. These transactions could affect the price of Tyco International common shares and therefore the value of the common shares of Tyco International you receive upon your exchange or our call or the price you receive if you sell your notes may be reduced.

CITIGROUP GLOBAL MARKETS HOLDINGS' HEDGING ACTIVITY COULD RESULT IN A CONFLICT OF INTEREST

     We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in Tyco International common shares or in other instruments, such as options or swaps, based upon Tyco International common shares. This hedging activity may present a conflict between your interest in the notes and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the market price of Tyco International common shares and therefore the market value of the notes and the value of the common shares of Tyco International you receive upon your exchange or our call. It could also be adverse to your interest if it affects the price at which our subsidiary Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Since hedging our obligation under the notes involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market price of Tyco International common shares declines.

                            DESCRIPTION OF THE NOTES

GENERAL

     The description in this pricing supplement of the particular terms of the 0.50% Notes Exchangeable for the Common Shares of Tyco International Ltd., Due 2011 supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the registered notes set forth in the accompanying prospectus and prospectus supplement.

INTEREST

     The notes will bear interest at a rate equal to 0.50% per annum, calculated on the basis of a 360-day year of twelve 30-day months. The interest payment dates with respect to the notes are December 16 and June 16 of each year, commencing June 16, 2005. The record date with respect to any interest payment date will be the date (whether or not a Business Day) immediately preceding the interest payment date. Any payment required to be made on a note on a date, including the stated maturity date, that is not a Business Day for the Note need not be made on that date. A payment may be made on the next succeeding Business Day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of delayed payment.

     "Business Day" means any day that is not a Saturday, a Sunday or a day on which the New York Stock Exchange or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

PAYMENT AT MATURITY

     At maturity, unless your notes have been previously exchanged by you or called by us, you will receive $1,000 for each $1,000 principal amount of notes you then hold.

EXCHANGE RIGHT

     Beginning on January 16, 2005, you will have the right, by completing the Official Notice of Exchange attached as Exhibit A to this pricing supplement and delivering that notice to both the calculation agent and the paying agent for the notes no later than 11:00 a.m. New York City time on any Trading Day, to exchange each $1,000 principal amount of notes you then hold for a number of common shares of Tyco International equal to the Exchange Ratio. You will be able to exercise your exchange right through and including the Trading Day prior to the earliest of:

     - maturity;

     - if we call the notes for redemption in common shares of Tyco International, as described below, the date specified in our notice of redemption, which we refer to as the "Call Date"; and

     - if we call the notes for redemption in cash, as described below, the Trading Day on which we give notice of our exercise of our call right, which we refer to as the "Call Notice Date".

     We will deliver the shares to you three Business Days after the date you deliver a valid Official Notice of Exchange (such date of delivery of a valid Official Notice of Exchange, the "Exchange Date"), as long as the paying agent has received delivery on the Exchange Date of your notes.

     We will not pay accrued and unpaid interest on notes that you exchange under your exchange right. Notwithstanding the foregoing, we will pay you accrued interest up to and including the earlier of the Exchange Date and December 15, 2007, if:

     - you exercise your exchange right after we call the notes for mandatory redemption in common shares of Tyco International;

     - the Call Notice Date is on or before December 15, 2007; and

     - the Call Date is on or after December 16, 2007.

     The Exchange Ratio will equal 26.7315, subject to the dilution adjustments described under "Description of the Notes -- Dilution Adjustments" in this pricing supplement.

     A "Trading Day" means a day, as determined by the calculation agent in its sole discretion, on which trading is generally conducted (or was scheduled to have been generally conducted but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

     A "Market Disruption Event," as determined by the calculation agent in its sole discretion, means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of (1) the common shares of Tyco International (or any other security for which a Closing Price must be determined) on any exchange or market, or (2) any options contracts or futures contracts relating to the common shares of Tyco International (or other security), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of Citigroup Global Markets Holdings, any such suspension, limitation or unavailability is material.

CALL RIGHT

     Beginning on October 18, 2007, upon not less than 30 nor more than 60 days' notice to holders of the notes in the manner described below, we may call the notes, in whole, and not in part, for mandatory redemption on or after December 16, 2007. Following an exercise of our call right, you will receive for each $1,000 principal amount of notes:

     - a number of common shares of Tyco International equal to the Exchange Ratio, if the Closing Price of that number of shares on the Trading Day immediately preceding the Call Notice Date, as determined by the calculation agent, is greater than $1,000, or

     - an amount in cash equal to $1,000 (the "Call Price"), if the Closing Price of a number of common shares of Tyco International equal to the Exchange Ratio on the Trading Day immediately preceding the Call Notice Date, as determined by the calculation agent, is less than or equal to the Call Price.

     Once we call the notes, unless you have already exercised your exchange right, we will deliver to you common shares of Tyco International or pay you the Call Price in cash, as the case may be:

     - three Trading Days after the Call Date specified in our notice of mandatory redemption, if we deliver to you common shares of Tyco International; or

     - on the Call Date, if we pay you the Call Price.

     We will not pay accrued and unpaid interest on the notes if we call them for mandatory redemption for Tyco International common shares. We will pay accrued and unpaid interest up to and including the Call Date on the notes if we call them for mandatory redemption in cash at the Call Price.

     If we call the notes for redemption in cash at the Call Price, your exchange right will cease to be available beginning on the Call Notice Date. If we call the notes for redemption in common shares of Tyco International, you will continue to be able to exercise your exchange right up to the Call Date.

     So long as the notes are represented by global securities and are held on behalf of DTC, call notices and other notices will be given by delivery to DTC, in which event such notice will be deemed to have been given to holders of the notes on the seventh Trading Day after the day on which such notice is delivered. If the notes are no longer represented by global securities and are not held on behalf of DTC, call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

DELIVERY OF SHARES

     We may satisfy our obligation to deliver common shares of Tyco International under the notes at any time by causing our affiliate, Citigroup Global Markets Inc., to deliver the shares to the paying agent through the facilities of DTC. If we do so, the paying agent will in turn be obligated to deliver the shares to holders of the notes.

     We will not deliver fractional Tyco International common shares. In lieu of fractional shares, holders will instead receive a cash payment equal to the product of the fractional amount of a single of Tyco International common share and the Closing Price per common share of Tyco International on the applicable Exchange Date or Call Date, as the case may be. The number of full Tyco International common shares, and any cash in lieu of a fractional share, to be delivered to each holder will be calculated based on the aggregate number of notes held by each holder. If physical or book-entry delivery of Tyco International common shares cannot be made at any time as required by the terms of the notes, we will pay holders of the notes an amount in cash equal to the value of the common shares of Tyco International due at the relevant time and any cash required to be delivered as a result in lieu of fractional shares.

     The "Closing Price" of Tyco International common shares (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if the common shares (or that other security) are listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal U.S. exchange on which the common shares (or that other security) are listed or admitted to trading, (2) if the common shares (or that other security) are not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the common shares or that other security are listed or admitted to trading on such exchange), and the common shares (or that other security) are quoted on the Nasdaq National Market, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the Nasdaq National Market, and (3) if the common shares (or that other security) are not quoted on the Nasdaq National Market on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the common shares or that other security is quoted on the Nasdaq), the last quoted bid price for the common shares (or that other security) in the over-the-counter market on that date as reported by the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Closing Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to two consecutive Business Days on which a Market Disruption Event is occurring. If no closing sale price or last reported sale price is available pursuant to clauses (1), (2) or (3) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common shares (or that other security) obtained from as many dealers in such stock or security (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security "quoted on the Nasdaq National Market" will include a security included for listing or quotation in any successor to such system and the term "OTC Bulletin Board" will include any successor to such service.

DILUTION ADJUSTMENTS

     The Exchange Ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the amount you will receive if you exchange or we call the notes, and on whether you will receive common shares of Tyco International in the event we call the notes. Citigroup Global Markets Inc., as calculation agent, will be responsible for the effectuation and calculation of any adjustment described in this section and will furnish the trustee with notice of any adjustments.

     If Tyco International, after the closing date:

     (1) pays a share dividend or makes a distribution with respect to its common shares in common shares;

     (2) subdivides or splits the outstanding common shares into a greater number of shares;

     (3) combines the outstanding shares of its common shares into a smaller number of shares; or

     (4) issues by reclassification of shares of its common shares any shares of other common shares of Tyco International;

then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of common shares of Tyco International outstanding immediately after the event, or, in the case of a reclassification referred to in (4) above, the number of other common shares Tyco International, and the denominator of which will be the number of common shares of Tyco International outstanding immediately before the event.

     If Tyco International, after the closing date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common shares entitling them to subscribe for or purchase its common shares at a price per share less than the Then-Current Market Price of the common shares, other than rights to purchase common shares pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of the common shares outstanding immediately before the adjustment is effected, plus the number of additional shares offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of common shares outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional common shares which the aggregate offering price of the total number of common shares offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common shares, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the common shares offered thereby have not been delivered, the Exchange Ratio will be further adjusted to equal the Exchange Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of common shares actually delivered.

     If Tyco International, after the closing date, declares or pays a dividend or makes a distribution to all holders of the common shares of any class of its capital shares, the capital shares of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph, or issues to all holders of its common share rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries' securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one common share, and the denominator of which will be the Then-Current Market Price of one common share, less the fair market value as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one common share. The fair market value with respect to any Marketable Securities so distributed or issued means (a) in the case of any distribution or issuance that is effected concurrently with an initial public offering of those Marketable Securities, the initial public offering price of those securities, and (b) in the case of any other distribution or issuance of Marketable Securities, the Closing Price per share of those Marketable Securities on the Ex-Date with respect to such distribution or issuance. The fair market value of any distribution or issuance that is not in the form of Marketable Securities shall be the fair market value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination shall be final) of such distribution or issuance.

     Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Global Markets Holdings may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, at maturity, each holder of the notes will be entitled to receive an additional amount of cash equal to the product of the number of notes held by the holder multiplied by the fair market value of the capital stock, indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) so distributed or issued applicable to a number of common shares of Tyco International equal to the Exchange Ratio.

     If Tyco International, after the closing date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional common shares and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common shares, or makes an Excess Purchase Payment, then the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common shares, and the denominator of which will be the Then-Current Market Price of the common shares on the record date less the amount of the distribution applicable to one common share which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of such Excess Purchase Payment for which adjustment is being made at the time divided by the number of common shares outstanding on the record date.

     For purposes of these adjustments:

     A "Permitted Dividend" is any cash dividend in respect of Tyco International common shares, other than a cash dividend that exceeds the immediately preceding quarterly cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common shares in excess of 10%.

     An "Excess Purchase Payment" is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) of all other consideration paid by Tyco International with respect to one common share acquired in a tender offer or exchange offer by Tyco International, over (y) the Then-Current Market Price of the common shares.

     Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Global Markets Holdings may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, at maturity, the holders of the notes will be entitled to receive an additional amount of cash equal to the product of the number of notes held by the holder multiplied by the sum of the amount of cash plus the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) so distributed or applied to the acquisition of the common shares in the tender offer or exchange offer applicable to a number of common shares of Tyco International equal to the Exchange Ratio.

     Each dilution adjustment will be effected as follows:

     - in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of Tyco International common shares entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution or issuance is after this record date, at the time this dividend, distribution or issuance was announced by Tyco International;

     - in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction;

     - in the case of any Excess Purchase Payment for which Tyco International announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per common share for shares proposed to be repurchased, on the date of the announcement; and

     - in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

     All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Exchange Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by Tyco International, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Exchange Ratio will be further adjusted to the Exchange Ratio which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Exchange Ratio will not be rescinded but will be applied to the new Exchange Ratio provided for below.

     The "Then-Current Market Price" of the common shares, for the purpose of applying any dilution adjustment, means the average closing price per common share for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date.

     For purposes of the definition of Then-Current Market Price and Transaction Value only, a "Trading Day" means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

     The "Ex-Date" with respect to any dividend, distribution or issuance is the first date on which the common shares trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

     In the event of any of the following "Reorganization Events":

     - any consolidation or merger of Tyco International, or any surviving entity or subsequent surviving entity of Tyco International, with or into another entity, other than a merger or consolidation in which Tyco International is the continuing corporation and in which the common shares outstanding immediately before the merger or consolidation is not exchanged for cash, securities or other property of Tyco International or another issuer;

     - any sale, transfer, lease or conveyance to another corporation of the property of Tyco International or any successor as an entirety or substantially as an entirety;

     - any statutory exchange of securities of Tyco International or any successor of Tyco International with another issuer, other than in connection with a merger or acquisition; or

     - any liquidation, dissolution or winding up of Tyco International or any successor of Tyco International;

upon a call by Citigroup Global Markets Holdings for mandatory redemption for common shares of Tyco International common or upon exchange at the option of the holder, each holder of notes will have the right to receive cash in an amount per $1,000 principal amount of notes equal to the Exchange Ratio multiplied by the Transaction Value, and for purposes of determining whether the value of Tyco International common shares on the Trading Day preceding the Call Notice Date is less than the Call Price, this value will be calculated with respect to Tyco International common shares by multiplying the then-existing Exchange Ratio by the Transaction Value. If a Reorganization Event occurs, no adjustment will be made to the Exchange Ratio.

     The "Transaction Value" will be the sum of:

     1. for any cash received in a Reorganization Event, the amount of cash received per common share;

     2. for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of that property received per common share, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final; and

     3. for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of these Marketable Securities on the third Trading Day immediately prior to the maturity date or Exchange Date multiplied by the number of these Marketable Securities received for each common share.

     "Marketable Securities" are any perpetual equity securities or debt securities with a stated maturity after the maturity date, or rights or warrants to subscribe for or purchase any such equity or debt securities, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq Stock Market. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity that would have required an adjustment as described above, had it occurred with respect to Tyco International common shares or Tyco International. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default (as defined in the accompanying prospectus) with respect to any notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the notes will be determined by the calculation agent and will equal, for each note, the Maturity Payment, calculated as though the maturity of the notes were the date of early repayment. See "-- Payment at Maturity," "-- Exchange Right" and "-- Delivery of Shares" above. If a bankruptcy proceeding is commenced in respect of Citigroup Global Markets Holdings, the beneficial owner of a note will not be permitted to make a claim for unmatured interest and therefore, under Section 502(b)(2) of Title 11 of the United States Code, the claim of the beneficial owner of a note will be capped at the cash equivalent of the Maturity Payment calculated as though the maturity date of the notes were the date of the commencement of the proceeding, plus an additional amount of interest accrued on the principal amount of notes at 0.50% per annum up to the date of the commencement of the proceeding.

     In case of default in payment at maturity of the notes, the notes shall bear interest, payable upon demand of the beneficial owners of the notes in accordance with the terms of the notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 4.50% per annum on the unpaid amount (or the cash equivalent of such unpaid amount) due.

PAYING AGENT, TRUSTEE AND CUSIP

     Citibank, N.A. will serve as Paying Agent and Registrar for the notes and will also hold the global security representing the notes as custodian for DTC. JPMorgan Chase Bank, N.A., as successor trustee under an indenture dated as of December 1, 1988, as amended from time to time, will serve as Trustee for the notes.

     The CUSIP number for the notes is 173078 AA 4.

CALCULATION AGENT

     The calculation agent for the notes will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings and the holders of the notes. Because the calculation agent is an affiliate of Citigroup Global Markets Holdings, potential conflicts of interest may exist between the calculation agent and the holders of the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the notes. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

                            TYCO INTERNATIONAL LTD.

     Tyco International is a diversified manufacturing and service company that, through its subsidiaries:

     - designs, manufactures, installs, monitors and services electronic security and fire protection systems;

     - designs, manufactures and distributes electrical and electronic components, and designs, manufactures, installs, operates and maintains undersea fiber optic cable communications systems;

     - designs, manufactures and distributes medical devices and supplies, imaging agents, pharmaceuticals and adult incontinence and infant care products;

     - designs, manufactures, distributes and services engineered products including industrial valves and controls and steel tubular goods and provides environmental and other industrial consulting services; and

     - designs, manufactures and distributes plastic products, adhesives and films.

     Tyco International is currently subject to the informational requirements of the Securities Exchange Act. Accordingly, Tyco International files reports (including its Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and its Quarterly Reports on Form 10-Q for the quarters ended December 31, 2003, March 31, 2004 and June 30, 2004), proxy statements and other information with the SEC. Tyco International's registration statements, reports, proxy statements and other information may be inspected and copied at the offices of the SEC at the addresses listed under "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus.

     Citigroup Global Markets Holdings has not participated in the preparation of Tyco International's publicly available documents and has not made any due diligence investigation or inquiry of Tyco International in connection with the offering of the notes. We make no representation that the publicly available information about Tyco International is accurate or complete.

     The notes represent obligations of Citigroup only. Tyco International is not involved in any way in this offering and has no obligation relating to the notes or to the holders of the notes.

                    HISTORICAL DATA ON THE COMMON SHARES OF
                            TYCO INTERNATIONAL LTD.

     The common shares are quoted on the New York Stock Exchange under the symbol "TYC". The following table sets forth, for each of the quarterly periods indicated, the high and the low sale price for common shares, as reported on the New York Stock Exchange, and adjusted to reflect stock splits, as well as the dividends paid per common share of Tyco International beginning in the first quarter of 1999.

QUARTER                                          HIGH        LOW      DIVIDENDS
-------                                         -------    -------    ---------
1999
  First.......................................  39.5938    34.5625     0.0125
  Second......................................  47.3750    35.5938     0.0125
  Third.......................................  52.6875    47.6250     0.0125
  Fourth......................................  53.2500    28.2500     0.0125
2000
  First.......................................  52.0000    32.2500     0.0125
  Second......................................  51.1250    42.0000     0.0125
  Third.......................................  58.5000    45.7500     0.0125
  Fourth......................................  57.8750    45.0000     0.0125
2001
  First.......................................  62.8000    42.1500     0.0125
  Second......................................  59.0000    41.7400     0.0125
  Third.......................................  54.9800    40.8000     0.0125
  Fourth......................................  59.7600    45.3500     0.0125
2002
  First.......................................  57.2500    23.1000     0.0125
  Second......................................  59.0000    41.7400     0.0125
  Third.......................................  17.8000     8.2500     0.0125
  Fourth......................................  17.7500    12.1400     0.0125
2003
  First.......................................  18.2000    11.5000     0.0125
  Second......................................  19.9200    13.6000     0.0125
  Third.......................................  21.9000    17.8500     0.0125
  Fourth......................................  26.8500    20.7000     0.0125
2004
  First.......................................  30.0600    26.4800     0.0125
  Second......................................  33.1400    27.3900     0.0125
  Third.......................................  32.7000    29.6600     0.0125
  Fourth (through December 9, 2004)...........  34.4800    29.7800     0.0125

     The closing price of the common shares on December 9, 2004 was $34.40.

     According to Tyco International's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as of July 30, 2004, there were 2,008,791,292 common shares outstanding. During the period reflected in the above table, Tyco International split its common shares 2 for 1 on October 22, 1999. The data appearing in the above table have been adjusted to reflect this stock split.

     Holders of the notes will not be entitled to any rights with respect to Tyco International common shares (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving common shares of Tyco International following exchange or call.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax considerations that may be relevant to a holder of a note. This summary supplements, and should be read in conjunction with, the section entitled "United States Federal Income Tax Considerations" in the prospectus supplement.

     Investors should consult their own tax advisors in determining the tax consequences to them of holding notes, including the application to their particular situation of the United States federal income tax considerations discussed below and in the prospectus supplement.

TAX CHARACTERIZATION OF THE NOTES

     Each note will be treated by Citigroup Global Markets Holdings for United States federal income tax purposes as a single debt instrument issued by Citigroup Global Markets Holdings that is subject to United States Treasury regulations governing contingent debt instruments (the "Contingent Debt Regulations"). Moreover, each holder, by accepting a note, agrees to this treatment of the note and to report all income (or loss) with respect to the note in accordance with the Contingent Debt Regulations. The remainder of this summary assumes the treatment of each note as a single debt instrument subject to the Contingent Debt Regulations and the holder's agreement thereto.

  UNITED STATES HOLDERS

     Taxation of Interest. A United States holder (as such term is defined in the prospectus supplement) of a note will recognize income (or loss) on a note in accordance with the Contingent Debt Regulations. The Contingent Debt Regulations require the application of a "noncontingent bond method" to determine accruals of income, gain, loss and deduction with respect to a contingent debt obligation. As described in more detail in the second and third succeeding paragraphs, under the noncontingent bond method, a United States holder of a note will be required for tax purposes to include in income each year an accrual of interest at the annual computational rate of 4.3925% (the "comparable yield"). Solely for purposes of determining the comparable yield pursuant to the Contingent Debt Regulations, a United States holder of a note will be assumed to be entitled to receive, in respect of each note, semi-annual payments of interest at a rate of 0.50%, as well as a payment of $1,315.01 at maturity, or the accrued portion thereof upon exchange or redemption (the "Assumed Exchange Amount"). The Assumed Exchange Amount is calculated as the amount required to produce the comparable yield when combined with the semi-annual payments of interest made in respect of a note, taking into account the note's issue price.

     The comparable yield and the Assumed Exchange Amount are used to determine accruals of interest FOR TAX PURPOSES ONLY and are not assurances or predictions by Citigroup Global Markets Holdings with respect to the actual yield of, or payment to be made in respect of, a note. The comparable yield and the Assumed Exchange Amount do not necessarily represent Citigroup Global Markets Holding's expectations regarding such yield, the amount of such payment, or whether Citigroup Global Markets Holdings will exercise its call right or any holder will exercise its exchange right.

     Each note will be issued at par. However, there will be original issue discount for United States federal income tax purposes ("Tax OID") because Tax OID must be accrued at the comparable yield. Under the Tax OID rules of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder, a United States holder of a note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the "daily portions" of Tax OID on the note for all days during the taxable year that the United States holder owns the note. As a result, a United States holder of a note that employs the cash method of tax accounting will be required to include amounts in respect of Tax OID accruing on a note in taxable income each year, even though cash payments will be made with respect to the notes only upon interest payment dates, at maturity, or upon exchange or redemption.

     The daily portions of Tax OID on a note are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of an initial holder, the amount of Tax OID on a note allocable to each accrual period is determined by multiplying the "adjusted issue price" (as defined below) of a note at the beginning of the accrual period by the comparable yield of a note (appropriately adjusted to reflect the length of the accrual period). The "adjusted issue price" of a note at the beginning of any accrual period will generally be the sum of its issue price and the amount of Tax OID allocable to all prior accrual periods, less the amount of any payments made in all prior accrual periods. Based upon the comparable yield, if a United States holder who employs the accrual method of tax accounting and pays taxes on a calendar year basis buys a note at original issue for $1,000 and holds it until maturity, such holder will be required to pay taxes on the following amounts of ordinary income from the note (in excess of accrued semi-annual interest income) for each of the following periods: $1.64 in 2004; $39.42 in 2005; $41.18 in 2006; $43.00 in
2007; $44.91 in 2008; $46.91 in 2009; $48.99 in 2010; and $48.97 in 2011
(adjusted as described in the first below paragraph).

     Disposition (including Exchange) of the Notes. When a United States holder sells, exchanges or otherwise disposes of a note (including upon repayment of the note at maturity or upon the exercise by Citigroup Global Markets Holdings of its call right or the holder of its exchange right) (a "disposition"), the United States holder's gain (or loss) on such disposition will equal the difference between the amount received by the United States holder for the note and the United States holder's tax basis in the note. A United States holder's tax basis (i.e., adjusted cost) in a note will be equal to the United States holder's original purchase price for such note, plus any Tax OID accrued by the United States holder and less the amount of any payments received by the holder while holding the note. If the amount received by the United States holder at maturity or upon exchange or redemption of a note exceeds the accrued portion of the Assumed Exchange Amount, the United States holder will be required to include such excess in income as ordinary interest. Alternatively, if the amount received at maturity or upon exchange or redemption is less than the accrued portion of the Assumed Exchange Amount, the difference between the amount received and the accrued portion of the Assumed Exchange Amount will be treated as an offset to any interest otherwise includible in income by the United States holder with respect to the note for the taxable year in which maturity, exchange or redemption occurs, but only to the extent of the amount of such includible interest. Any remaining portion of such shortfall may be recognized and deducted by the United States holder as an ordinary loss to the extent of the United States holder's Tax OID inclusions with respect to the note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss.

     Any gain realized by a United States holder on a disposition will be treated as ordinary interest income. Any loss realized by a United States holder on a disposition will be treated as an ordinary loss to the extent of the United States holder's Tax OID inclusions with respect to the note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss. An individual United States holder generally will be allowed a deduction for any such ordinary loss without regard to the two-percent miscellaneous itemized deduction rule of Section 67 of the Code. Any capital loss recognized by a United States holder will be a long-term capital loss if such United States holder has held such note for more than one year, and a short-term capital loss in other cases.

     A United States holder's tax basis in the shares received upon an exchange of notes will be equal to the fair market value of those shares, and the holder's holding period for shares received upon an exchange of notes will commence on the day immediately following the date of exchange.

     Information Reporting and Backup Withholding. Information returns may be required to be filed with the IRS relating to payments made to particular United States holders of notes. In addition, United States holders may be subject to backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the notes.

                                   EXHIBIT A

                          OFFICIAL NOTICE OF EXCHANGE

                                                      Dated:

                     [Must be on or after January 16, 2005]

Citibank, N.A., as                             Citigroup Global Markets Inc.,
      Paying Agent                                   as Calculation Agent
111 Wall Street, 15th Floor                    390 Greenwich Street
Citibank Agency & Trust                        New York, New York 10013
New York, NY 10005                             Attn: Structured Products/Equity Derivatives
Attention: Sebastian Andrieszyn                      Group
Phone: (800) 422-2066                          Phone: (212) 723-7349
        (212) 657-9055                         Fax: (212) 723-8732
Fax: (212) 825-3483

Ladies and Gentlemen:

     The undersigned holder of the 0.50% Notes Exchangeable for the Common Shares of Tyco International Ltd., Due 2011 (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this notice is received after 11:00 a.m. on any Trading Day by either the Calculation Agent or the Paying Agent, as of the next Trading Day), provided that such day is prior to the earliest of (i) December 16, 2011, (ii) the Call Date, and (iii) in the event of a call for cash at the Call Price, the Call Notice Date, the holder's exchange right as described in the Pricing Supplement dated December 9, 2004 relating to the Notes (the "Pricing Supplement"). Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement.

     Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Citigroup Global Markets Holdings Inc. shall cause its affiliate, Citigroup Global Markets Inc., to deliver the required number of shares to the Paying Agent through the facilities of DTC; the Paying Agent will in turn be obligated to deliver the required number of shares three Business Days after the Exchange Date in accordance with the delivery instructions set forth below, as long as the Paying Agent has received delivery on the Exchange Date of the Notes being exchanged.

                                          Very truly yours,

                                          [Name of Holder]

                                          By:
                                          --------------------------------------
                                          [Title]

                                          [Fax No.]

                                          $
                                           -------------------------------------
                                          Principal Amount of Notes being
                                          Exchanged
                                          [must be $1,000 or integral multiple
                                          thereof]

Delivery Instructions
for the shares of the
Common Shares
of Tyco International Ltd.:

     ---------------------------------------------------------

     ---------------------------------------------------------

     ---------------------------------------------------------

     Receipt of the above Official Notice of
     Exchange is hereby acknowledged:

     CITIGROUP GLOBAL MARKETS INC., as Calculation Agent
     CITIBANK, N.A., as Paying Agent.

     By: CITIBANK, N.A., as Paying Agent.

     By:
       ------------------------------------------------------
     Name:
     Title:

     Date and Time of Acknowledgement:
     ------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------
     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                               ------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         -----
              PRICING SUPPLEMENT
Summary Information -- Q&A.............   PS-2
Incorporation of Certain Documents by
  Reference............................   PS-4
Risk Factors Relating to the Notes.....   PS-5
Description of the Notes...............   PS-9
Tyco International Ltd. ...............  PS-17
Historical Data on the Common Stock of
  Tyco International Ltd. .............  PS-18
Certain United States Federal Income
  Tax Considerations...................  PS-19
         PROSPECTUS SUPPLEMENT
Risk Factors...........................    S-3
Important Currency Information.........    S-6
Description of the Notes...............    S-7
Certain United States Federal Income
  Tax Considerations...................   S-33
Plan of Distribution...................   S-40
ERISA Matters..........................   S-41
Legal Matters..........................   S-42
              PROSPECTUS
Prospectus Summary.....................      1
Forward-Looking Statements.............      6
Citigroup Global Markets Holdings
  Inc. ................................      7
Use of Proceeds and Hedging............      8
Description of Debt Securities.........     10
Description of Index Warrants..........     17
Book-Entry Procedures and Settlement...     20
Limitations on Issuances in Bearer
  Form.................................     21
Plan of Distribution...................     23
ERISA Matters..........................     26
Legal Matters..........................     26
Experts................................     26

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
                                   CITIGROUP
                                 GLOBAL MARKETS
                                 HOLDINGS INC.
                               MEDIUM-TERM NOTES,
                                    SERIES D

                                  $10,000,000
                                  0.50% NOTES
                                  EXCHANGEABLE
                            FOR THE COMMON SHARES OF
                            TYCO INTERNATIONAL LTD.

                             DUE DECEMBER 16, 2011
                       ($1,000 PRINCIPAL AMOUNT PER NOTE)
                                  ------------

                               PRICING SUPPLEMENT

                                DECEMBER 9, 2004
                     (INCLUDING PROSPECTUS SUPPLEMENT DATED
                     NOVEMBER 1, 2004 AND PROSPECTUS DATED
                               NOVEMBER 1, 2004)
                                  ------------
                                   CITIGROUP
             ------------------------------------------------------
             ------------------------------------------------------